Consent of Independent Registered Public Accounting Firm

The consolidated financial statements of Barfresh Food Group, Inc. as of December 31, 2015 and March 31, 2015 and for the nine-months ended December 31, 2015 and the year ended March 31, 2015, included in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1, have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

We consent to the inclusion in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 of our report, dated March 30, 2016, on our audit of the consolidated financial statements of Bar Fresh Food Group, Inc.

We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

Greenwood Village, Colorado
January 20, 2017